SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.____)

Filed by the Registrant                            ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐        Preliminary Proxy Statement
☐        Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒        Definitive Proxy Statement
☐        Definitive Additional Materials
☐        Soliciting Material under Rule 14a-12

Essex Property Trust, Inc.
(Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of each class of securities to which transaction applies:

  Aggregate number of securities to which transaction applies:

  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  Proposed maximum aggregate value of transaction:

  Total fee paid:

☐        Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid:

  Form, Schedule or Registration Statement No.:

  Filing Party:

  Date Filed:

Notes:

925 East Meadow Drive
Palo Alto, California 94303

April 11, 2003

Dear Stockholder:

       You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Essex Property Trust, Inc., a Maryland corporation (the "Company"), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 13, 2003, at 1:00 p.m., local time.

       The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

       Please use this opportunity to take part in the Company's affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

       We look forward to seeing you at the meeting.

Sincerely,

/s/ KEITH R. GUERICKE

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To Be Held May 13, 2003

       The 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 13, 2003, at 1:00 p.m., local time, to consider and vote upon the following proposals:

       1.   Election of the following three Class III directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified: George M. Marcus, Gary P. Martin and William A. Millichap.

       2.   Ratification of the appointment of KPMG LLP as the independent auditors for the Company for the year ending December 31, 2003; and

       3.   To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

       The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this Notice.

       The Board of Directors has fixed the close of business on February 28, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

       Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. By Order of the Board of Directors,

Sincerely,

/s/ KEITH R. GUERICKE

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

Palo Alto, California
April 11, 2003

Mailed to Stockholders on or about April 11, 2003

925 East Meadow Drive
Palo Alto, California 94303

This Proxy Statement is furnished to the holders (the "Stockholders") of the outstanding shares of Common Stock $0.0001 par value (the "Common Stock") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies in the accompanying form for use in voting at the 2003 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 13, 2003 at 1:00 p.m., local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, and any adjournment or postponement thereof.

Form of Proxy Card

This Proxy Statement is accompanied by a form of Proxy Card for use by Stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $5,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 28, 2003 has been fixed as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 21,004,188 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person's name.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
George M. Marcus(4)(5) Chairman of the Board of Directors	1,742,711	7.7%	7.4%
William A. Millichap(4)(6) Director	580,547	2.7%	2.5%
Keith R. Guericke(4)(7) Vice Chairman of the Board, Chief Executive Officer and President	203,089	1.0%	*
Michael J. Schall(4)(8) Director, Senior Executive Vice President and Chief Financial Officer	121,269	*	*
John D. Eudy(4)(9) Executive Vice President-Development	38,332	*	*
Robert C. Talbott(4)(10) Senior Vice President	15,067	*	*
Craig K. Zimmerman(4)(11) Executive Vice President-Acquisitions	84,754	*	*
David W. Brady(4)(12) Director	5,000	*	*
Robert E. Larson(4)(13) Director	17,500	*	*
Gary P. Martin(4)(14) Director	17,500	*	*
Issie N. Rabinovitch(4)(15) Director	17,500	*	*
Thomas E. Randlett(4)(16) Director	28,944	*	*
Willard H. Smith, Jr.(4)(17) Director	17,500	*	*
All directors and executive officers as a group (13 persons)(18)	2,417,279	10.5%	10.2%
John M. Sachs (19)	2,719,875	12.9%	11.7%
Security Capital Research & Management Incorporated (20)	1,769,880	8.4%	7.6%
Morgan Stanley (21)	1,700,416	8.1%	7.3%
LaSalle Investment Management (Securities), L.P. (22)	1,479,995	7.0%	6.3%

(1) Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the "Operating Partnership"), which presently aggregate to an approximately 10% limited partnership interest. The Company presently has an approximately 90% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of Common Stock.

(2) With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 21,004,188 shares of Common Stock outstanding as of the Record Date.

(3) Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z Incentive Units) in the Operating Partnership for shares of Common Stock, which would result in an additional 2,326,490 outstanding shares of Common Stock. Assumes that none of the interests in partnerships (such as Downreits), other than the Operating Partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of Common Stock.

(4) The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.

(5) Includes 1,140,482 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus' limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company ("M&M") and Essex Portfolio Management Company ("EPMC"), respectively. Also includes 155,000 shares of Common Stock held by M&M, 21,194 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the "M&M 401(k) Plan"), 30,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 2,000 shares of Common Stock held by Mr. Marcus' children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests and options). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(6) Includes 73,099 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap's limited partnership interests in the Operating Partnership and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M and EPMC, respectively. Also includes 155,000 shares of Common Stock held by M&M, 12,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 15,113 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon conversion of limited partnership interests and options). Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M and (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(7) Includes 82,564 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke's limited partnership interests in the Operating Partnership. Also includes 64,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 4,651 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the "Essex 401(k) Plan"), 11,521 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan, and 8,235 shares that may be issued in exchange for non-forfeitable Series Z Incentive Units. Excludes 21,177 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(8) Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall's limited partnership interests in the Operating Partnership. Also includes 40,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 3,394 shares of Common Stock held in the Essex 401(k) Plan, 8,640 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan, and 6,918 shares that may be issued in exchange for non-forfeitable Series Z Incentive Units. Further includes 860 shares of Common Stock held by Mr. Schall's three minor children. Excludes 17,788 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(9) Includes 7,457 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy's limited partnership interests in the Operating Partnership. Also includes 13,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 6,576 shares of Common Stock held in the Essex 401(k) Plan and 5,929 shares that may be issued in exchange for non-forfeitable Series Z Incentive Units. Excludes 15,247 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(10) Includes 5,270 shares of Common Stock that may be issued in exchange for non-forfeitable Series Z Incentive Units. Excludes 13,553 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(11) Includes 25,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman's limited partnership interests in the Operating Partnership and certain other partnerships. Also includes 29,434 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 5,929 shares that may be issued in exchange for non-forfeitable Series Z Incentive Units. Excludes 15,247 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(12) Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(13) Includes 7,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14) Includes 12,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15) Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16) Includes 16,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(17) Includes 12,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(18) Includes 1,714,098 shares of Common Stock that may be issued upon the exchange of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and certain other partnerships and 248,434 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 32,281 shares that may be issued in exchange for Series Z Incentive Units and 20,161 shares issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Excludes 83,012 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See "Series Z Incentive Units" below.

(19) As reported on Schedule 13G filed December 23, 2002, John M. Sachs is the co-trustee of trusts holding Essex shares; he has the shared power to vote and direct the vote of 2,110,740 shares, shared dispositive power over 2,110,740 shares, sole power to vote and direct the vote of 609,135, and sole dispositive power over 609,135. Address: 2399 Camino Del Rio South, Suite 101, San Diego, CA 92108.

(20) As reported on Schedule 13G, filed February 13, 2003, Security Capital Research & Management Incorporated has the shared power to vote or direct the vote of 1,769,880 shares and shared dispositive power over 1,769,880 shares. Address: 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.

(21) As reported on Schedule 13G/A, filed March 3, 2003, Morgan Stanley Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley. Both entities are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. Morgan Stanley has the shared power to vote and direct the vote of 1,330,888 shares and shared dispositive power over 1,700,416 shares. Morgan Stanley Investment Management, Inc. has the shared power to vote and direct the vote of 1,168,100 shares and shared dispositive power over 1,528,828 shares. Addresses: Morgan Stanley, 1585 Broadway, New York, New York 10036. Morgan Stanley Investment Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

(22) As reported on Schedule 13G/A, filed February 27, 2002, LaSalle Investment Management (Securities), L.P., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 164,300 shares, shared power to vote and direct the vote of 1,275,695 shares, sole dispositive power over 150,700 shares and shared dispositive power over 1,329,295 shares. Address: 200 East Randolph Drive, Chicago, Illinois 60601.

PROPOSAL NO.1

ELECTION OF DIRECTORS

The Company's Charter divides the Company's directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the Annual Meetings of Stockholders to be held in 2004, 2005 and 2003, respectively, and until such directors' respective successors are elected and qualified or until any such directors' earlier resignation or removal.

At the Annual Meeting, the Stockholders will elect three directors: if elected, nominees George M. Marcus, Gary P. Martin and William A. Millichap will serve as Class III directors for three-year terms. The Class III directors will serve until the Annual Meeting of Stockholders to be held in 2006 and until such directors' respective successors are elected and qualified or until such directors' earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Certain information about each of such nominees is furnished below.

George M. Marcus, Chairman of the Board of Directors, is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate, service, investment and development firms. Mr. Marcus was one of the original founders and directors of Plaza Commerce Bank and Greater Bay Bancorp, both publicly held financial institutions. Mr. Marcus continues to serve on the Board of Directors of Greater Bay Bancorp. Included among Mr. Marcus' associations are the Board of Regents of The University of California, the Apartment Industry Foundation in which he currently serves on the Board of Directors, the Real Estate Roundtable and the Policy Advisory Board of the University of California at Berkeley Center for Real Estate and Urban Economics. He graduated with a Bachelor of Science degree in Economics from San Francisco State University in 1965; he was honored as Alumnus of the Year in 1989. Mr. Marcus is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program.

William A. Millichap, Director, is the Chairman of Marcus & Millichap Real Estate Investment Brokerage Company. From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council. In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

Gary P. Martin, Director, a private investor, was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires
George M. Marcus Chairman of the Board	61	1994	2003
William A. Millichap Director	59	1994	2003
Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	54	1994	2004
Michael J. Schall Director, Senior Executive Vice President and Chief Financial Officer	45	1994	2005
John D. Eudy Executive Vice President-Development	48	--	--
Robert C. Talbott Senior Vice President	42	--	--
Craig K. Zimmerman Executive Vice President-Acquisitions	52	--	--
David W. Brady Director	62	1994	2005
Robert E. Larson Director	64	1994	2005
Gary P. Martin Director	55	1994	2003
Issie N. Rabinovitch Director	57	1994	2004
Thomas E. Randlett Director	60	1994	2004
Willard H. Smith, Jr. Director	66	1996	2005

Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the executive officers of the Company (some of whom are also directors) is set forth below.

Keith R. Guericke has held the position of President and Chief Executive Officer of the Company since 1988. Focusing on investment strategies and portfolio expansion, Mr. Guericke prepared the Company for its IPO in 1994. He joined the Company's predecessor, Essex Property Corporation, in 1977. From 1994 to 2002, under his leadership, the Company has stayed focused on supply constrained West Coast markets, and prospered by adhering to its core competencies. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the National Multi-Housing Council as well as several local apartment industry groups. Mr. Guericke began his career with the Company after working with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

Michael J. Schall, Director, is the Senior Executive Vice President and Chief Financial Officer of the Company and is responsible for the overall management of the Company's financial and administrative matters, including leverage management, liquidity, capital alternatives, financial analysis and external reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company's predecessor, Essex Property Corporation, in which capacity he was responsible for the financial management of multiple investment and development entities, and a variety of corporate finance relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company's predecessor, Essex Property Corporation, in 1985. While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980. He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California's Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

Robert C. Talbott is responsible for property and asset management activities. He joined the Company in 1999. Prior to joining the Company, Mr. Talbott was the Vice President of Asset Management with BRE Properties, Inc., a real estate investment trust, from 1997 to 1999. Between 1989 and 1995, he served as a Partner and Chief Operating Officer of Trammell Crow Residential Services where he had been employed since 1989. From 1985 to 1989, he served as the General Manager of the Solano County Fair Association. He graduated with honors upon receiving a Master in Business Administration degree from Saint Mary's College in Moraga, California. Mr. Talbott received a Bachelor of Science degree in Agricultural Business Management from California Polytechnic State University in San Luis Obispo in 1985. Mr. Talbott is past President of the Board of the Housing Industry Foundation and is past President of the Tri-County Apartment Association.

Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined the Company's predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties. Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

Biographical information about the Company's remaining directors is set forth below.

David W. Brady, Director,is a political scientist whose work encompasses American politics and legislative bodies, international political trends, and comparative politics. Mr. Brady holds the Bowen H. and Janice Arthur McCoy endowed chair at the Graduate School of Business and is a professor of political science in Stanford University's School of Humanities and Sciences since 1988. Professor Brady is a past recipient of Stanford's Phi Beta Kappa Distinguished Teacher Award, presented for his work with undergraduates, and of the Robert K. Jaedicke Silver Apple Award, presented by the Stanford Business School Alumni Association for his participation in alumni activities. Mr. Brady recently served as an associate Dean for academic affairs at the Business School, 1996-2000, and continues to serve as director of the School's programs in executive education. He is a senior fellow at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. Mr. Brady is also co director of the University's Social Science History Institute and associate director of the University's Public Policy Program. He is a fellow of the American Academy of Arts and Sciences and member of the advisory council for the Kansai Silicon Valley Venture Forum. Mr. Brady is also head of Stanford's Business School Ethics Program. His publications include Change and Continuity in House Elections (eds. with J. Cogan), Stanford University Press (2000), Revolving Gridlock, Westview Press (1998); "Congress in the Era of the Permanent Campaign," Brookings Press, 2000; "Out of Step Out of Office" American Political Science Review, 2002; "The Roots of Careerism in the U.S. House of Representatives," Legislative Studies Quarterly, (1999); "The SNTV and the Politics of Electoral Systems in Korea," in Electoral Systems in Asia (University of Michigan Press (1999).

Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Dr. Larson currently serves as a director of Automated Power Exchange, Inc., E-Acumen, Inc., Metering Technology Corporation, NCE Pharmaceuticals, OsteoBiologics, Inc., Pacific Systems Control Technology, Inc., Propulsion Networks, Inc., Skye Investment Advisors, and Televideo Systems, Inc. He is also Chairman of the Board of CAST Enterprises, Inc., a joint venture in the People's Republic of China. Prior to 1983, Dr. Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Dr. Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master's and Doctorate degrees from Stanford University in 1961 and 1964, respectively, all in Electrical Engineering.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the CEO of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr.Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. He received a Bachelor of Science degree from McGill University in 1967 and a Master's of Business Administration degree from Harvard University in 1970.

Thomas E. Randlett, Director, is a certified public accountant and has been a director at the Law & Economics Consulting Group, Inc. since 1992. Mr. Randlett's professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Co. in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies' capital structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential equity security offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, the Cohen & Steers Institutional Realty Shares, Inc., the Cohen & Steers Advantage Income Realty Fund, the Cohen & Steers Special Equity Fund, Inc., the Cohen & Steers Total Return Realty Fund, the Cohen & Steers Equity Income Fund, the Cohen & Steers Quality Income Realty Fund and the Cohen & Steers Premium Income Realty Fund. He is also a Board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITs, and, recently, he joined the Board of Directors of Crest Net Lease, Inc. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

Meetings and Committees of the Board of Directors

During 2002, the Board held six (6) meetings (in person, telephonically or by written consent). Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served. The Board has six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating Committee and the Pricing Committee.

The Executive Committee presently consists of Messrs. Guericke, Marcus and Randlett. The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) six (6) times during 2002.

The Audit Committee presently consists of Messrs. Brady, Martin and Randlett. The Audit Committee recommends the appointment of a firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls. The Audit Committee operates under a written charter, which was amended and restated in March 2003 and a copy of which is attached as Appendix A. The Board of Directors has determined that all members of the Audit Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Audit Committee met (in person, telephonically or by written consent) four (4) times during 2002.

The Compensation Committee presently consists of Messrs. Larson, Marcus and Rabinovitch. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee met (in person, telephonically or by written consent) two (2) times during 2002.

The Stock Incentive Plan Committee presently consists of Messrs. Larson, Martin and Rabinovitch. The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 1994 Stock Incentive Plan, as amended (the "1994 Stock Incentive Plan"), and the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan, including the authority to issue stock and grant and to amend options thereunder, and to report to the Board regarding those plans from time to time, or whenever called upon to do so. The Stock Incentive Plan Committee met (in person, telephonically or by written consent) five (5) times during 2002.

The Nominating Committee consists of Messrs. Larson, Rabinovitch, and Randlett. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating Committee considers nominees recommended by our stockholders. The Nominating Committee met once during 2002. To submit recommendations for the 2004 Annual Meeting of Stockholders, you may write to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

The Pricing Committee presently consists of Messrs. Guericke and Schall. The Pricing Committee establishes the price at which the Company's securities will be offered to the public in public offerings of the Company's securities. The Pricing Committee did not meet during 2002.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee and the Stock Incentive Plan Committee were formed in June 1994. No interlocking relationship existed in 2002 or presently exists between any member of the Company's Compensation Committee, Stock Incentive Plan Committee or Board of Directors on the one hand and another company's compensation committee, stock incentive plan committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled "Certain Relationships and Related Transactions."

Compensation of Directors

Each director, who is not an executive officer, receives a meeting fee of $500 for each Board of Directors meeting attended. Such directors are also paid $500 for attending a committee meeting if such meeting is not held on the same day as a meeting of the Board of Directors. In 2002, the directors, who were not executive officers, were Messrs. Brady, Larson, Marcus, Martin, Millichap, Rabinovitch, Randlett and Smith. In addition to the $500 meeting fee, Mr. Smith received a fee of $20,000 in 2002 for consulting services performed by Mr. Smith for the Company, and Mr. Randlett receives a fee of $5,000 per quarter for serving as the Chairman of the Audit Committee.

Each independent director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company's 1994 Stock Incentive Plan. In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

In 2002, pursuant to the Company's 1994 Stock Incentive Plan, the directors, who were not executive officers, each received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table set forth certain information concerning compensation of the Company's Chief Executive Officer and the other executive officers of the Company (collectively, the "Named Executive Officers") for the years ended December 31, 2000, 2001 and 2002.

Summary of Compensation Table

                                                              Long Term Compensation
                                         Annual        -----------------------------------
                                     Compensation                    Awards
                                  --------------------  -----------------------------------
                                                                                 Securities
                                                                   Restricted    Underlying
                                                                     Stock       Stock Option
Name and Position                   Year     Salary($)  Bonus($)   Awards($)(1)   SARs(#)
--------------------------------  ---------  ---------  ---------  ----------    ----------
Keith R. Guericke                   2002    $ 300,000  $ 180,000           --            --
    Vice Chairman of the Board,     2001      300,000    450,000  $1,422,805 (1)         --
    Chief Executive Officer and     2000      275,000    450,000           --            --
    President

Michael J. Schall                   2002    $ 275,000  $ 180,000           --            --
    Director, Senior Executive      2001      275,000    450,000  $1,195,153 (1)         --
    Vice President and              2000      235,000    337,000           --            --
    Chief Financial Officer

John D. Eudy                        2002    $ 100,000  $ 175,000           --            --
    Executive Vice President-       2001      100,000    240,000  $1,024,389 (1)         --
    Development                     2000      100,000    295,000           --            --

Robert C. Talbott                   2002    $ 100,000  $ 135,000           --            --
    Senior Vice President           2001      100,000    160,000  $  910,562 (1)         --
                                    2000      100,000    162,500           --            --

Craig K. Zimmerman                  2002    $ 100,000  $ 205,000           --            --
    Executive Vice President-       2001      100,000    240,000  $1,024,389 (1)         --
    Acquisitions                    2000      100,000    295,000           --            --

(1) Represents Series Z Incentive Units of limited partnership ("Series Z Incentive Units") in Essex's Operating Partnership, which, upon certain triggering events, will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of Essex common stock. The conversion ratio of Series Z Incentive Units into common units is initially set at zero and will increase by up to 10% (20% in 2002) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified "funds from operations" per share target for the prior years, or such other target as the Compensation Committee deems appropriate, up to a maximum conversion ratio of 1.0.

In 2001, Essex granted Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman, 29,412, 24,706, 21,176, 18,823 and 21,176 Series Z Incentive Units, respectively. The amounts in the table assume the maximum conversion ratio of 1.0, even though the conversion ratio at the time of grant was 0%. The amounts are also based on valuing each unit as equal to a share of Essex common stock with a per share price of $49.375, the closing price of the Essex common stock on the New York Stock Exchange on the date of grant of the Series Z Incentive Units, less the $1.00 capital contribution required for each unit.

As of December 31, 2002, the conversion ratio of Series Z Inventive Units into common units of the Operating Partnership was 20%. Based on such conversion ratio and the closing price per share of Essex Common Stock on the New York Stock Exchange on December 31, 2002, which was $50.85, and less the $1.00 capital contribution required for each unit, the value of the Series Z Incentive Units as of December 31, 2002, held by Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman was $269,708, 226,554, $194,184, $172,607, and $194,184, respectively.

Series Z Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio. For the year ended December 31, 2002, the regular quarterly distributions were equal to 25% of the distribution on a common unit of the Operating Partnership. See "Series Z Incentive Units" below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 2002, and unexercised options held as of December 31, 2002.

Summary of Compensation Table

                                                         Number of Securities          Value of Unexercised
                                                         Underlying Unexercised        In-the-Money Options
                        Number of                      Options At Fiscal Year-End(#)  at Fiscal Year-End($)(2)
                       Share Acquired  Value Realized  --------------------------  ---------------------------
Name                   Upon Exercise   Upon Exercise(1)Exercisable   Unexercisable Exercisable   Unexercisable
--------------------- -------------  --------------    ------------ -------------  ------------ --------------
Keith R. Guericke            7,372   $     245,632        64,000          --      $  1,283,650  $     --
Michael J. Schall            5,000   $     161,259        44,872          --      $    816,737  $     --
John D. Eudy                      0  $           --       13,500          --      $    224,100  $     --
Robert C. Talbott           18,000   $     380,416          --          12,000    $     --      $  226,944
Craig K. Zimmerman           5,438   $      85,648        29,434          --      $    560,466  $     --

(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $50.85, the price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 31, 2002 (the last trading day of fiscal year 2002).

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2002.

                             NUMBER OF SECURITIES                      SECURITIES
                             TO BE ISSUED UPON    WEIGHTED AVERAGE      REMAINING
                                EXERCISE OF      EXERCISE PRICE OF    AVAILABLE FOR
                             OUTSTANDING OPTIONS,OUTSTANDING OPTIONS,FUTURE ISSUANCE
PLAN CATEGORY                WARRANT AND RIGHTS  WARRANT AND RIGHTS    UNDER PLANS
---------------------------  ------------------  ------------------  ---------------
Equity compensation plans
approved by security holders:

         Option Plans             743,692              $39.81            173,540

         Employee Stock              0                  N/A              406,500
         Purchase Plan

Equity compensation plans not approved by security holders:

         Series Z Incentive
         Units(1)                 200,000               N/A                 0

         Phantom Stock
         Units(2)                  29,309               N/A                 0
                             ------------------  ------------------  ---------------
                Total             973,001      $      39.81(3)           580,040

(1) Series Z Incentive Units are convertible, upon certain triggering events, into common units of the Operating Partnership, which in turn are exchangeable on an one-for-one basis for shares of Essex Common Stock. The conversion ratio for Series Z Inventive Units in 2002 was 20% and this ratio may increase over time, up to 100%, upon satisfaction of specific condition. See "Series Z Incentive Units" below.

(2) Phantom stock units were granted to two of the Company's executives and vest over a five year period and will be fully vested on January 1, 2005, at which time the Company will issue to the executives that number of shares of common stock equal to the number of units vested, or at the Company's option, an equivalent amount in cash.

(3) This weighted average price amount applies only to options granted under Essex's option plan.

SERIES Z INCENTIVE UNITS

The Company has adopted an incentive program involving the issuance of Series Z Incentive Units of limited partnership in the Operating Partnership ("Series Z Incentive Units"). This program is intended to further the Company's objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z Incentive Units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z Incentive Units is generally administered by the Company's Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

On June 28, 2001, the Operating Partnership issued 200,000 Series Z Incentive Units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. Upon certain triggering events, the Series Z Incentive Units will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of Essex common stock. The conversion ratio of Series Z Incentive Units into common units, initially set at zero, will increase by up to 10% (20% in 2002) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified "funds from operations" per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratio of 1.0. The Series Z Incentive Units will automatically convert (1) if the conversion ratio reaches the maximum level of 1.0, (2) if none of the participating executives remain employed by the Company, (3) if the Company dissolves or is liquidated or, (4) at the latest, on January 1, 2016. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company's common stock based on the then-effective conversion ratio.

The Series Z Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. For 2002, each Series Z Incentive Unit was entitled to receive 25% of the distribution received by each common unit of the Operating Partnership. Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

EXECUTIVE SEVERANCE PLAN

In May 2001, the Company adopted an executive severance plan that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten (10) or more years of service with the Company. Thus, this plan covers Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman and other officers of the Company. Under this plan, if there is a change in control (as defined in the plan) of the Company, all stock options to the officers covered by the plan shall become fully exercisable and shall remain outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer's employment. The plan also provides that in the event of a change in control, all loans to such officers in connection with transactions in shares of the Company's common stock shall be forgiven.

In addition, the plan provides that if within 12 months following a change in control of the Company, the Company terminates without cause (as defined in the plan) an officer covered by the plan or such officer terminates his or her employment for good reason (as defined in the plan), then the Company shall pay such officer an amount equal to (i) two (2) times the amount of such officer's current annual base salary, and (ii) two (2) times the amount of such officer's targeted annual bonus.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

The Company's Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers, including the Series Z Incentive Unit Program. The Company's Stock Incentive Plan Committee (collectively, with the Compensation Committee, the "Committees") is responsible for the administration of the Company's 1994 Stock Incentive Plan, under which grants may be made to executive officers and other key employees.

Executive Compensation Philosophy. The Committees believe that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The Committees seek to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company as compared to other REITs and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company's performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

Key factors considered by the Compensation Committee in 2002 included growth in funds from operations per share as compared to other multifamily REITs, success in the Company's ability to identify markets with strong long-term growth potentials consistent with its strategy, the Company's success in acquiring or developing properties in those markets, and the Company's success at identifying attractive financing alternatives.

The Company's compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

Base Salaries and Bonus. The base compensation and bonuses for the Company's Named Executive Officers in 2002 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

Long-Term Incentive Plan. The Compensation Committee believes that long term incentive programs can promote executive management retention and alignment of executive and shareholder interests. The factors considered in establishing the Company's long term incentive plan included (i) the equity incentive programs of the peer group in which the Company competes for executive talent and (ii) the Company future performance goals that are expected to lead to appreciation in Essex's Common Stock.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's 1994 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committees believe that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committees reserve the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 2002 was $300,000, which had been determined through negotiations between the Company and Mr. Guericke. In 2002, Mr. Guericke received a cash bonus of $180,000. Mr. Guericke's base salary, bonus and long-term incentive awards, if any, will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

Compensation Committe of
The Board of Directors

Robert E. Larson
George M. Marcus
Issie N. Rabinovitch

Stock Price Performance Graph

The following stock price performance graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since December 31, 1997 with (ii) the cumulative total stockholder return on (a) the Standard & Poor's 500 Stock Index ("S&P 500") and (b) the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company's Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on December 31, 1997. The graph also assumes the reinvestment of all dividends.

IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ESSEX PROPERTY TRUST, INC.,
S&P 500 INDEX AND NAREIT ALL EQUITY REIT INDEX

               Essex Property Trust     S&P 500      NAREIT All Equity REIT
               ----------------------------------------------------------
12/31/1997            100.00             100.00             100.00
12/31/1998            90.45              128.55             82.50
12/31/1999            110.54             155.60             78.69
12/31/2000            187.34             141.42             99.44
12/31/2001            179.00             124.63             113.29
12/31/2002            195.39             96.95              118.08

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett. Mr. Randlett serves as Chairman of the Committee. The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to us.

The Audit Committee operates under a written charter approved by the Board of Directors, which was amended and restated on March 26, 2003. A copy of the charter is attached as Appendix A.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent certified public accountants to audit the consolidated financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to our stockholders and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2002 audited by KPMG LLP, the Company's independent certified public accountants. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of KPMG LLP as our independent certified public accountants for the year ending December 31, 2003.

Members of the Audit Committee

David W. Brady
Gary P. Martin
Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Executive Stock Purchase Program

In September 1999, the Company formed a program in which directors and management of the Company can participate indirectly in an investment in the Company's Common Stock. The participants entered into a swap agreement with a securities broker whereby the securities broker acquired, in open market transactions, 223,475 shares of the Company's Common Stock. The agreement was to terminate in five years. The Company had guaranteed performance of the participants with respect to any obligations relating to the swap agreement, which guarantee is released upon termination of the program. From August 2001 through May 2002, the directors and management effected the early termination of the agreement with respect to the initial 223,475 shares, realizing a gain of approximately $15 per share.

Marcus &Millichap Real Estate Investment Brokerage Company

The Marcus & Millichap Real Estate Investment Brokerage Company ("M&M REIBC") is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company ("M&M"). Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. During the year ended December 31, 2002, the Company did not pay any brokerage commissions to M&M REIBC with respect to the purchase and sales of real estate.

In connection with the Company's 1994 initial public offering (the "IPO"), M&M REIBC, Essex Portfolio, L.P. (the "Operating Partnership"), the Company and Essex Management Corporation ("EMC") entered into an agreement (the "Brokerage Agreement") that provides that if the Company or the Operating Partnership enters into a transaction with M&M REIBC in which either of them or a third party pays a brokerage commission to M&M REIBC, a percentage of such commission, reflecting M&M REIBC's net profit, will be discounted or paid to EMC. No brokerage commissions were paid to M&M REIBC in 2002, and no amounts were payable to EMC pursuant to the Brokerage Agreement.

In connection with the IPO, the Company, the Operating Partnership, M&M, M&M REIBC and EMC also entered into an agreement, pursuant to which M&M REIBC agreed to provide, for ten years, real estate transaction, trend and other information to the Company and its direct and indirect subsidiaries, including the Operating Partnership and EMC. In return for the right to receive such information, the Company provided M&M, the parent company of M&M REIBC, a one-time grant of options to purchase 220,000 shares of Common Stock at the initial public offering price of $19.50 per share. The option, which began vesting one year after the completion of the IPO, became fully vested in 1999. In February 2002, M&M exercised the option in a "cashless" transaction, receiving 129,302 shares of Essex Common Stock.

Property Management

The Company, through the Operating Partnership, owns all of the nonvoting preferred stock of EMC. During 2002, EMC received approximately $209,000 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Modification of Agreement with Mr. Marcus

In connection with Essex's 1994 initial public offering, Essex entered into a non-competition agreement with George Marcus, its Chairman. That agreement was modified in 1999 to require that Mr. Marcus and his affiliated entities give Essex prior notice of contracts, which they had entered into to acquire multifamily properties that contain more than one hundred units, and to provide Essex under certain circumstances with the right to be assigned such contracts. In March 2003, Essex and Mr. Marcus further modified the 1999 agreement by terminating the provisions regarding the prior notice of acquisition contracts and Essex's right to be assigned such contracts. Essex made this modification because those provisions provided neglible potential benefits to it and involved costs of administration that unnecessarily diverted management time from Essex's other activities. For various good business reasons, Essex had never assumed any such acquisition contract nor did Essex believe that it was likely to do so in the future. In approving the modification, Essex's Board of Directors considered the growth of Essex's acquisition and development departments, the limited role of Mr. Marcus in transaction sourcing and the differing business objectives of Mr. Marcus' affiliated companies from that of Essex. Further, as part of this modification of the 1999 agreement, Mr. Marcus agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in Essex's geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of Essex to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of Essex to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Essex Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. The modification of the 1999 agreement was approved by the independent directors of Essex.

Indebtedness of Management

On April 15, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke's ownership of interests in the Operating Partnership. During 2002, the largest amount outstanding under the loans was $375,000, together with accrued interest of $148,250 as of December 31, 2002. As of the Record Date, the entire principal amounts, together with accrued interest, of all the loans were outstanding.

On April 30, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Executive Vice President and Chief Financial Officer of the Company, in the amount of $50,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall's ownership of interests in the Operating Partnership. During 2002, the largest amount outstanding under the loans was $250,000, together with accrued interest in the amount of $98,666 as of December 31, 2002. As of the Record Date, the entire principal amounts, together with accrued interest, of all the loans were outstanding.

Sale of Series Z Incentive Units

On June 28, 2001, the Operating Partnership sold an aggregate of 200,000 Series Z Incentive Units of limited partner interest in the Operating Partnership (the "Series Z Incentive Units") to eleven of the Company's officers, including all of the Named Executive Officers, in exchange for aggregate capital commitments of $200,000. Such capital commitments of $1.00 per Series Z Incentive Unit are payable on demand, and are to be offset by any distributions paid with respect to such Series Z Incentive Unit, until the capital commitment has been reduced to zero. Such capital commitments do not bear interest. See "Series Z Incentive Units."

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 2002 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2003. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2003.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Audit Fees. For professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2002, and 2001, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2002 and 2001, KPMG LLP billed the Company fees in the aggregate amount of $244,000 and $187,440, respectively.

Audit Related Fees. For professional services rendered by KPMG LLP in connection with audit related services for the fiscal years ended December 31, 2002 and 2001, KPMG LLP billed the Company fees in the aggregate amount of $217,000 and $118,000, respectively. For the year ended December 31, 2002, these professional services included audits of equity method investees, real estate acquisitions and mergers and acquisitions transactions. For the year ended December 31, 2001, these professional services included audits of equity method investees, real estate acquisitions, and review of internal control procedures.

Financial Information Systems Design and Implementation Fees. For the fiscal years ended December 31, 2002 and 2001, KPMG LLP did not render professional services to the Company in connection with (i) directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, (ii) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole or (iii) assessing, designing and implementing internal accounting controls and risk management controls. Therefore, KPMG LLP did not bill the Company fees for such types of services because no such services were rendered.

Tax Fees. For professional services for income tax consultation and tax return assistance, preparation and advice, rendered by KPMG LLP to the Company for the fiscal years ended December 31, 2002 and 2001, KPMG LLP billed the Company fees in the aggregate amount of $223,000 and $85,000, respectively. The increase in such fees in 2002 was primarily attributable to income tax consultation relating to mergers and acquisitions transactions.

The Audit Committee has considered whether the provision of services described above under "Audit Related Fees," "Tax" and "Financial Information Systems Design and Implementation Fees" are compatible with maintaining the independence of KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company's 2004 Annual Meeting of Stockholders, a stockholder's notice must be received by the Secretary at the principal executive offices of the Company, no earlier than February 12, 2004 and no later than March 15, 2004. A stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Company not later than December 3, 2003 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2002, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except for one late Form 4 filing, covering an option exercise, by Craig Zimmerman, and one late Form 4 filing, covering a sale of shares and a gift donation of shares by David Brady.

Other Matters

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ KEITH R. GUERICKE

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

April 11, 2003
Palo Alto, California

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
ESSEX PROPERTY TRUST, INC.

AUTHORITY AND PURPOSE

The Audit Committee of Essex Property Trust, Inc. (the "Corporation") is appointed by the Corporation's Board of Directors (the "Board") to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the "Committee") shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation's Bylaws and applicable law.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange (the "NYSE") audit committee requirements.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director. For purposes hereof, an "independent director" shall be one:
    who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation, and who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the Corporation.

The Committee may designate one or more members of the Committee as an "audit committee financial expert," as defined by Item 401(h) of regulation S-K, having (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements (or experience actively supervising one or more persons engaged in such activities), (iv) an understanding on internal controls and procedures for financial reporting and (v) an understanding of audit committee functions. If no one on the Committee is designated as an "audit committee financial expert," the Committee understands that this lack of a designated "audit committee financial expert" shall be disclosed in the Corporation's publicly filed SEC reports.

Each member of the Committee shall be financially literate, as determined by the Board in accordance with the rules applicable to the NYSE audit committee requirements. At least one member shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

1

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles in all material respects. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation's stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation's stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

1. Review and reassess the adequacy of this Charter annually.

2. With respect to the Corporation's independent auditors:

    The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation's independent auditors. The Committee shall preapprove all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee.
    Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors periodically to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the NYSE audit committee requirements and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action in response to the auditors' report to satisfy itself of the auditors' independence.
    Review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

3. Review and concur with management on the scope and responsibilities of an internal audit department, if any, and on the appointment, replacement, reassignment or dismissal of an internal audit department manager, if any, or director, if any.

4. Review and discuss with management, before release, the audited financial statements and the Management's Discussion and Analysis proposed to be included in the Corporation's Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

2

5. The Chair of the Audit Committee, or another member designated by the Committee, shall review and discuss with management, before release, the unaudited operating results in the Corporation's quarterly earnings release.

6. In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:
    The Corporation's annual financial statements and related notes.
    The independent auditors' audit of the financial statements and their report thereon.
    The independent auditors' reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.
    Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

7. If the Committee determines that it is appropriate, with such assistance from the independent auditors, internal audit department, if any, and/or management, as the Committee shall request, the Committee shall consider and review the following:
    Any significant changes required in the independent auditors' audit plan.
    Any difficulties or disputes with management encountered during the course of the audit.
    The adequacy of the Corporation's system of internal financial controls.
    The effect or potential effect of any regulatory rules, accounting initiatives or off-balance sheet structures on the Company's financial statements.
    Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies.
    Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

8. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

9. Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

10. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable accounting or auditing matters.

11. Meet at least quarterly with the chief financial officer and the independent auditor in separate executive sessions.

12. Prepare a report in the Corporation's proxy statement in accordance with SEC requirements.

3

Front of Proxy Card to Shareholders

ESSEX

PROPERTY TRUST, INC.

000000 0000000000 0 0000

000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Holder Account Number

C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the election of the three Class III Director Nominees listed below.

	For	Withhold
01 - George M. Marcus	☐	☐
02 - Gary P. Martin	☐	☐
03 - William A. Millichap	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent public auditors for the Company for the year ending December 31, 2003.	☐	☐	☐

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

1 U P X HHH P P P P 001663

Back of Proxy Card to Shareholders

Proxy - Essex Property Trust, Inc.

925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 13, 2003

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. (the "Company"), to be held on Tuesday, May 13, 2003, at 1:00 p.m., Pacific Time, and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.